EXHIBIT 4.2.13
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                             SALON MEDIA GROUP, INC.

                                 PROMISSORY NOTE
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$200,000                                                         October 3, 2002


     Salon Media Group, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to John Warnock ("Holder") or order, the principal sum of Two hundred thousand dollars ($200,000) with interest as provided below.

     1.   Payment.

     (a) Payment. Subject to the provisions of Section 3 hereof relating to the revision of this Note, principal and accrued interest hereof shall be payable on the earlier of (i) the date of the next meeting of the Company's stockholders at which a proposal seeking the approval of the sale of the Bridge Notes (as defined below) and the sale of shares of the Company's Series B Preferred Stock is voted upon and is not approved by the Company's stockholders, or (ii) September 30, 2003 (the "Maturity Date"). Payments hereunder shall be made by the Company to the Holder, at the address as provided to the Company by the Holder in writing, in lawful money of the United States of America. Interest shall accrue with respect to the unpaid principal amount of the loan from the date of this Note until such principal is paid or converted as provided in
Section 3 hereof at a rate of six percent (6%) per annum (computed on the basis of a 365-day year).

     (b) Prepayment. The Company shall have the right at any time and without penalty to prepay, in whole or in part, the principal outstanding and/or the interest accrued hereunder.

     2.   Certain Definitions.

     (a) "Bridge Notes" shall mean the series of notes dated July 24, 2002 referenced in the Company's Form 8K filed July 29, 2002.

     (b) "Obligations" shall mean all outstanding principal and accrued interest due hereunder.

     3.   Revision.

     (a) The Company will undertake reasonable efforts to incorporate this Note within the Bridge Notes with rights and privileges equal to all Bridge Notes.

     4. Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:
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     (a) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and such payment shall not have been made within fifteen (15) days of Company's receipt of Holder's written notice to the Company of such failure to pay; or

     (b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidate or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated in full or in part, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (v) take any action for the purpose of effecting any of the foregoing; or

     (c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement.

     5. Rights of Holder Upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Paragraphs 4(b) and 4(c)) and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding Obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Paragraphs 4(b) and 4(c), immediately and without notice, all outstanding Obligations payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.

     6. Security Interest. The Company will undertake reasonable efforts to incorporate this Note within the Bridge Notes with equal rights and privileges to all Bridge Notes.

     7. Miscellaneous.

     (a) Amendment Provisions. Any provision of this Note other than the principal amount and identity of the Holder may be amended, waived or modified upon the written consent of the Company and the Holder.

     (b) Severability. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the
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remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between the Company and the Holder.

     (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

     (d) Binding Effect. This Note shall be binding upon, and shall inure to the benefit of, the Company and the Holder and their respective successors and assigns; provided, however, that the Company may not assign its obligations hereunder without the Holder's prior written consent.

     (e) Enforcement Costs. The Company agrees to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses, the Holder expends or incurs in connection with the enforcement of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note, or the protection or preservation of any rights of the Holder hereunder.

     (f) Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be duly given upon receipt if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery, addressed (i) if to Holder, at the address or facsimile number of such Holder, or at such other address or number as such Holder shall have furnished to the Company in writing, or (ii) if to Company, at 22 Fourth Street, 16th Floor, San Francisco, CA 94103,
Attention: Chief Financial Officer or at such other address as Company shall furnish to the Purchaser in writing.

     (g) Payment. Payment shall be made in lawful tender of the United States.

     (h) Headings. Section headings used in this Note have been set forth herein for convenience of reference only. Unless the contrary is compelled by the context, everything contained in each section hereof applies equally to this entire Note.

     IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

                                              Salon Media Group, Inc.


                                              By:   /s/ Michael J. O'Donnell
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                                              Name: Michael J. O'Donnell
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                                              Title: CEO/President
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